Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Jennifer Tweeton
Vollmer Public/Investor Relations
713-970-2100

SEITEL ANNOUNCES 2006 THIRD QUARTER RESULTS

Cash Resales Grow by 30% Year-on-Year

HOUSTON, November 1, 2006 – Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today reported revenue of $45.9 million for the third quarter ended September 30, 2006, compared to revenue of $48.5 million in the second quarter of 2006 and $24.6 million in the third quarter of 2005. Cash resales reached $26.3 million, compared to $27.0 million for the second quarter of 2006 and $20.3 million in the third quarter of last year, a 30% year-on-year improvement. For the nine month period in 2006, cash resales were $86.9 million compared to $65.5 million in the same period of 2005, a 33% year-on-year improvement.

For the third quarter of 2006, net income from continuing operations was $14.0 million, or $0.08 per fully diluted share, compared to net income of $12.6 million, or $0.08 per fully diluted share, in the second quarter of 2006 and a loss of $2.4 million in the third quarter of 2005. Net income from continuing operations for the first nine months of 2006 reached $33.4 million, or $0.20 per fully diluted share, compared to a net loss of $3.2 million, or $0.02 per share, for the same period of 2005.

“Despite weaker natural gas prices during the quarter, our seismic data delivered strong cash resales,” commented Rob Monson, president and chief executive officer. “In addition, operating margins continued to expand as a result of the strong performance of our more mature data and of a reduction in operating expenses.

“New survey activity remained healthy, both in terms of progress towards our investment plan and of new opportunities for 2007,” stated Monson. “As our customers strive to maintain production of hydrocarbons and replace their reserves, we expect demand for our seismic data will continue to grow.”

In what is traditionally the slowest quarter of the year, the company reported operating income of $16.4 million in the 2006 third quarter, compared to an operating loss of $2.6 million in the 2005 third quarter and $16.5 million in the second quarter of this year. Operating margins improved to 36% during the current quarter, an increase of 47 percentage points over the third quarter of 2005, and a sequential increase of 180 basis points. Depreciation and amortization expense for the third quarter of 2006 was $21.0 million compared to $19.4 million for the same period in 2005 and to $23.0 million in the second quarter of this year. The 2006 period reflects lower amortization resulting from the effects of the level of revenue recognized on data with fully amortized costs, which increased to 79% of the total resales from the library as compared to 72% in the second quarter of this year and 64% for the third quarter of 2005.

Selling, general and administrative expenses were $8.4 million for the third quarter of 2006, compared to $8.9 million in the second quarter of this year and $7.7 million in the third quarter of 2005. The above expenses included non-cash compensation of $618,000 in the third quarter of 2006, $794,000 in the second quarter of 2006 and $722,000 in the third quarter of 2005.

Cash margin, defined as cash resales plus solutions revenue less cash expenses, is the indicator management believes best measures the level of cash from operations that is available for debt service and net cash capital expenditures. Cash margin increased to $19.9 million for the third quarter of 2006, compared to $14.5 million for the same period last year and $21.3 million for the second quarter of 2006.

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Cash margin for the 2006 nine month period totaled $68.8 million compared to $47.7 million in the first nine months of 2005. Our cash balances also continued to grow, closing at $97.1 million, up $8.6 million from the prior quarter end.

CONFERENCE CALL

Seitel will broadcast live via the Internet its 2006 third quarter results tomorrow, November 2 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To listen to the Webcast and gain access to the accompanying slide presentation, log on to the company’s Website at http://www.seitel-inc.com/investorrelations.asp and click on the Third Quarter 2006 Earnings Webcast link. The Webcast will be available as a combined audio and visual presentation or as a visual presentation only (by using the “Live Phone Only” button on the Webcast) for those dialing in on the conference call. To dial in for the call and to participate in the question and answer session, dial 800-299-9630, passcode Seitel. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 61801277. A replay of the Webcast will be available on the investor relations page of the company’s Website within 24 hours of the call. The slide presentation will be available immediately after the call on the company’s Website at http://www.seitel-inc.com/investorrelations.asp.

ABOUT SEITEL

Seitel (OTC Bulletin Board: SELA), founded in 1982, has grown to become the owner of one of the largest seismic data libraries providing information to the North American oil and gas market. Focused on the U.S. and Canada, the company owns data in all the major exploration and production basins. Seitel continues to grow the data library using its 20 years of experience in performing seismic surveys in North America. Seitel’s strengths include expertise in managing and delivering seismic data, as well as an experienced and dynamic sales and marketing team. Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. The company has ownership in over 37,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel’s actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel’s control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) September 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$96,973	$78,097
Restricted cash	103	85
Receivables
Trade, net	34,090	27,385
Notes and other, net	454	509
Net seismic data library	122,422	111,946
Net property and equipment	8,258	9,456
Oil and gas operations held for sale	29	194
Investment in marketable securities	60	54
Prepaid expenses, deferred charges and other	11,977	13,071
Deferred income taxes	6,097	5,874

TOTAL ASSETS	$280,463	$246,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$27,127	$25,666
Income taxes payable	61	276
Oil and gas operations held for sale	34	40
Debt
Senior Notes	185,653	185,272
Notes payable	349	378
Obligations under capital leases	3,054	2,950
Deferred revenue	39,635	43,250

TOTAL LIABILITIES	255,913	257,832

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $.01 per share; authorized 5,000,000 shares; none issued	—	—
Common stock, par value $.01 per share; authorized 400,000,000 shares; issued and outstanding 155,343,662 shares at September 30, 2006 and 153,604,345 shares at December 31, 2005	1,553	1,536
Additional paid-in capital	239,918	241,289
Retained deficit	(223,109)	(256,227)
Deferred compensation – restricted stock	—	(2,944)
Notes receivable from officers and employees for stock purchases	—	(1)
Accumulated other comprehensive income	6,188	5,186

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	24,550	(11,161)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$280,463	$246,671

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2006	2005
REVENUE	$45,877	$24,550

EXPENSES:
Depreciation and amortization	21,027	19,441
Cost of sales	40	55
Selling, general and administrative expenses	8,373	7,680

	29,440	27,176

INCOME (LOSS) FROM OPERATIONS	16,437	(2,626)

Interest expense, net	(4,873)	(5,593)
Foreign currency exchange gains (losses)	(9)	1,978
Loss on sale of security	(1)	—

Income (loss) from continuing operations before income taxes	11,554	(6,241)

Benefit for income taxes	(2,462)	(3,878)

Income (loss) from continuing operations	14,016	(2,363)

Income (loss) from discontinued operations	(146)	22

NET INCOME (LOSS)	$13,870	$(2,341)

Income (loss) per share:
Basic:
Income (loss) from continuing operations	$.09	$(.02)
Income (loss) from discontinued operations	—	—

Net income (loss)	$.09	$(.02)

Diluted:
Income (loss) from continuing operations	$.08	$(.02)
Income (loss) from discontinued operations	—	—

Net income (loss)	$.08	$(.02)

Weighted average number of common and common equivalent shares:
Basic	150,975	152,745

Diluted	166,569	152,745

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2006	2005
REVENUE	$139,117	$107,817

EXPENSES:
Depreciation and amortization	67,839	76,363
Gain on sale of seismic data	(231)	—
Cost of sales	203	143
Selling, general and administrative expenses	26,309	23,018

	94,120	99,524

INCOME FROM OPERATIONS	44,997	8,293

Interest expense, net	(14,770)	(17,572)
Foreign currency exchange gains	1,125	1,161
Loss on sale of security	(1)	(11)

Income (loss) from continuing operations before income taxes	31,351	(8,129)

Benefit for income taxes	(2,079)	(4,906)

Income (loss) from continuing operations	33,430	(3,223)

Income (loss) from discontinued operations	(142)	41

NET INCOME (LOSS)	$33,288	$(3,182)

Income (loss) per share:
Basic:
Income (loss) from continuing operations	$.22	$(.02)
Income (loss) from discontinued operations	—	—

Net income (loss)	$.22	$(.02)

Diluted:
Income (loss) from continuing operations	$.20	$(.02)
Income (loss) from discontinued operations	—	—

Net income (loss)	$.20	$(.02)

Weighted average number of common and common equivalent shares:
Basic	150,852	152,294

Diluted	166,019	152,294

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The following table summarizes the components of our revenue for the three and nine months ended September 30, 2006 and 2005 and three months ended June 30, 2006 (in thousands):

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005
Acquisition revenue:
Cash underwriting	$11,808	$2,408	$12,649	33,266	$17,550
Underwriting from non-monetary exchanges	391	1,235	701	2,927	1,932

Total acquisition revenue	12,199	3,643	13,350	36,193	19,482

Licensing revenue:
Cash resales	26,280	20,278	26,958	86,864	65,510
Non-monetary exchanges	1,439	129	2,242	5,718	6,970
Revenue deferred	(5,224)	(8,948)	(13,095)	(33,202)	(33,672)
Recognition of revenue previously deferred	9,794	8,216	16,543	37,341	45,629

Total resale revenue	32,289	19,675	32,648	96,721	84,437

Solutions and other	1,389	1,232	2,544	6,203	3,898

Total revenue	$45,877	$24,550	$48,542	139,117	$107,817

The following table shows the percentage growth in cash resales and total revenue year-on-year for third quarter 2005 to third quarter 2006 and for the nine months ended September 30, 2005 to September 30, 2006:

	Year-On-Year Growth
	Third Quarter	Nine Months
Cash resales	30%	33%
Total revenue	87%	29%

The following table shows cash margin (defined as cash revenues other than from data acquisitions plus gain on sale of seismic data less cash selling, general and administrative expenses and costs of goods sold) and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, operating income, for the three and nine months ended September 30, 2006 and 2005 and the three months ended June 30, 2006 (in thousands):

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005
Cash margin	$19,861	$14,497	$21,302	$68,782	$47,729
Add (subtract) other revenue components not included in cash margin:
Acquisition revenue	12,199	3,643	13,350	36,193	19,482
Non-monetary exchanges	1,439	129	2,242	5,718	6,970
Revenue deferred	(5,224)	(8,948)	(13,095)	(33,202)	(33,672)
Recognition of revenue previously deferred	9,794	8,216	16,543	37,341	45,629
Non-cash Solutions revenue	13	—	7	20	—
Less:
Depreciation and amortization	(21,027)	(19,441)	(23,034)	(67,839)	(76,363)
Non-cash operating expenses	(618)	(722)	(794)	(2,016)	(1,482)

Operating income (loss), as reported	$16,437	$(2,626)	$16,521	$44,997	$8,293

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The following table summarizes the cash and non-cash components of our selling, general and administrative (“SG&A”) expenses for the three months ended September 30, 2006 and 2005 and the three months ended June 30, 2006 (in thousands):

	Three Months Ended
	September 30, 2006	September 30, 2005	June 30, 2006
Cash SG&A	$7,755	$6,958	$8,112
Non-cash SG&A	618	722	794

Total SG&A	$8,373	$7,680	$8,906

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